Exhibit 99.1

Liberty Global Reports Q3 2020 Results

Sunrise acquisition in Switzerland expected to close mid-November1
U.K. joint venture with Telefonica's O2 proceeding on track2
Best customer and broadband additions in over three years
Continued success of convergence strategy; FMC penetration now 25%
New $1 billion buyback authorization announced

Denver, Colorado: November 4, 2020
Liberty Global plc today announced Q3 2020 financial results. Our former operations in Austria, Germany, Hungary, Romania and the Czech Republic, along with our DTH business (collectively, the "Discontinued Operations") are presented as discontinued operations for the three and nine months ended September 30, 2019. Unless otherwise indicated, the information in this release relates only to our continuing operations. Effective with our Q2 2020 financial results we stopped using the term Operating Cash Flow ("OCF") and replaced it with "Adjusted EBITDA". As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore does not impact any previously reported amounts.
CEO Mike Fries stated, "As the COVID-19 pandemic has altered the way we all work and live, our fiber-rich networks continue to deliver seamless connectivity that has never been more crucial. During the quarter we continued to see strong demand for our high-speed connectivity products, adding 37,000 new customer relationships and over 70,000 broadband subscribers, our best quarterly result in over three years. The combination of our market-leading broadband speeds, next-generation video platforms and attractive mobile offerings drove our performance.
In addition to solid fixed-line trends, our strategy of driving fixed-mobile convergence ("FMC") continues to pay off. During Q3, we added 127,000 post-paid mobile subscribers, which represents our best quarterly performance of 2020. At the end of September, our blended FMC penetration increased to 25%, including 23% at Virgin Media and UPC Switzerland. After completion of our pending mobile transactions in each of these markets, we believe both businesses can grow convergence toward the mid-40% levels over time, similar to our current FMC penetration in Belgium and the Netherlands.
In the U.K., we are making progress with regulators on our joint venture with Telefonica's O2 and continue to expect a mid-2021 completion. Our acquisition of Sunrise in Switzerland is now set to close mid-November after over 96% of shares were tendered and the deal was approved by Swiss regulators.

Our financial results were modestly impacted by the pandemic during the quarter. Rebased3 revenue declined 1% year-over-year, a result which included approximately $40 million in low margin COVID-19 related factors. And as expected, our rebased Adjusted EBITDA declined 5% in the period, including 3% and 10% contractions at Virgin Media and UPC Switzerland, respectively. Meanwhile, our capital intensity continues to decline and is now below 20% excluding our Project Lightning new build program in the U.K., which helped drive a $440 million year-over-year improvement in FCF.
Despite continued uncertainty regarding the medium-term impact from COVID-19, we are reaffirming all of our original, full-year guidance metrics. Our balance sheet remains in great shape with over $9 billion of total liquidity4, an average tenor5 exceeding 7 years and a fully-swapped borrowing cost of 4.1% for the Full Company6. And we continued to be active purchasers of our own shares, having bought back $1 billion in stock this year through October. Also, our Board of Directors has authorized a new $1 billion share repurchase plan."

Q3 Highlights

•Q3 reported revenue increased 4.0%; rebased3 revenue decreased 1.3% to $2,954.5 million
•Q3 loss from continuing operations increased 266% YoY to $973.6 million

•	Q3 Adjusted EBITDA[7] decreased 0.2% on a reported basis and 5.0% rebased to $1,209.2 million
•Q3 property & equipment additions were 22.3% of revenue as compared to 23.2% in Q3 2019
•Built 158,000 new premises during Q3, including 125,000 in the U.K. & Ireland
•Solid balance sheet with $9.3 billion of liquidity4 for the Full Company6

◦	Comprised of $3.8 billion of cash, $3.0 billion of investments held under separately managed accounts (SMAs) and $2.5 billion of unused borrowing capacity[8]
•Gross and net leverage9 of 5.4x and 4.0x, respectively, on a Full Company basis
•Fully-swapped borrowing cost of 4.1% on debt balance of $27.6 billion for the Full Company
•Repurchased $1 billion of stock through the end of October

Liberty Global (continuing operations)	Q3 2020	Q3 2019	YoY Change (reported)	YoY Change (rebased)	YTD 2020	YoY Change (reported)

Customers
Organic Customer Additions (Losses)	36,500	(18,100)	301.7%		25,300	152.3%

Financial (in millions, except percentages)
Revenue	$2,954.5	$2,840.9	4.0%	(1.3%)	$8,553.2	(0.1%)
Earnings (loss) from continuing operations	$(973.6)	$587.2	(265.8%)		$(459.7)	(675.2%)
Adjusted EBITDA	$1,209.2	$1,211.7	(0.2%)	(5.0%)	$3,548.0	(1.1%)
P&E additions	$657.7	$658.8	(0.2%)		$1,900.1	(6.9%)
OFCF	$551.5	$552.9	(0.3%)	(5.3%)	$1,647.9	6.6%

Cash provided by operating activities	$1,100.4	$591.7	86.0%		$2,692.3
Cash provided (used) by investing activities	$(538.1)	$10,492.0	105.1%		$(4,172.5)
Cash provided (used) by financing activities	$2,069.5	$(4,839.4)	142.8%		$348.2

Adjusted FCF(i)	$403.0	$(37.7)	1,169.0%

(i)
Adjusted FCF for the three months ended September 30, 2019 is presented on a pro forma basis, which gives pro forma effect to certain adjustments to our recurring cash flows that we have or expect to realize following the disposition of the Discontinued Operations. For additional details, see the information and reconciliation included within the Glossary.

Customer Growth

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Organic customer net additions (losses) by market
U.K./Ireland	37,300	(3,400)	60,100	16,500
Belgium	(3,100)	(12,600)	(13,500)	(36,000)
Switzerland	(6,300)	(9,200)	(39,100)	(50,900)
CEE (Poland and Slovakia)	8,600	7,100	17,800	22,000
Total	36,500	(18,100)	25,300	(48,400)

•	Customer Relationships: During Q3 we gained 37,000 customer relationships, as compared to a loss of 18,000 in the prior-year period, representing our best quarterly performance since Q1 2017

•
U.K./Ireland: Virgin Media gained 37,000 customer relationships in Q3, as compared to a loss of 3,000 in Q3 2019, as superior broadband speeds and a continued focus on improving NPS resulted in lower churn which contributed to our best fixed-line customer gain since Q3 2017

•	Belgium: Telenet lost 3,000 customer relationships in Q3, which was an improvement compared to a loss of 13,000 in Q3 2019, primarily driven by successful quad-play bundles

•
Switzerland: Customer attrition of 6,000 in Q3 was a year-over-year improvement compared to a loss of 9,000 in Q3 2019, as commercial momentum improved but was still adversely impacted by competitive market conditions

•	CEE (Poland and Slovakia): CEE added 9,000 customer relationships in Q3 2020 and 7,000 in Q3 2019, driven by growth in new build areas

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$1,669.5	$1,579.9	5.7	0.7	$4,821.9	$4,885.2	(1.3)	(1.2)
Belgium	746.6	721.9	3.4	(1.3)	2,147.2	2,147.0	—	(2.3)
Switzerland	315.0	311.7	1.1	(5.8)	930.9	942.7	(1.3)	(5.7)
CEE	124.2	117.2	6.0	3.2	359.5	355.4	1.2	3.6
Central and Corporate	101.9	110.5	(7.8)	(18.7)	296.8	231.4	28.3	(5.5)
Intersegment eliminations	(2.7)	(0.3)	N.M.	N.M.	(3.1)	(2.4)	N.M.	N.M.
Total	$2,954.5	$2,840.9	4.0	(1.3)	$8,553.2	$8,559.3	(0.1)	(2.0)
______________________________
N.M. - Not Meaningful

•	Reported revenue for the three and nine months ended September 30, 2020 increased (decreased) 4.0% and (0.1%) YoY, respectively

•	Rebased revenue declined 1.3% in Q3 and 2.0% YTD, including:

◦
For the YTD period, an unfavorable decrease of approximately $28 million in U.K./Ireland associated with the loss of exclusive programming content due to the COVID-19 pandemic, including (i) credits that were given to certain customers and (ii) the estimated impact of certain customers canceling their premium sports subscriptions

◦
A favorable impact of $20.3 million related to the release of deferred handset revenue related to the sale of handset receivables. Corresponding expenses were incurred resulting in a neutral impact on Adjusted EBITDA

◦
For the YTD period, an unfavorable impact of $5.3 million related to revenue recognized by Virgin Media in the second quarter of 2019 in connection with the sale of rights to future commission payments on customer handset insurance arrangements

Q3 2020 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue increased 0.7% YoY in Q3 due to higher B2B wholesale revenue and the aforementioned revenue benefit in mobile. These factors were only partially offset by a COVID-related decline in advertising revenue in our broadcast business in Ireland. Cable revenue was almost flat reflecting the net effect of (i) an increase in our fixed-line customer base and (ii) COVID-related impacts to Q3 ARPU from lower premium and PPV video revenue and the effect of postponing our U.K. price rise

•
Belgium: Rebased revenue declined 1.3% YoY in Q3 driven by the net effect of (i) lower interconnect revenue, (ii) a decline in advertising and production revenue at De Vijver Media and (iii) higher B2B growth

•
Switzerland: Rebased revenue declined 5.8% YoY in Q3, primarily due to the net effect of (i) lower consumer subscription revenue as a result of customer volume losses and ARPU pressure and (ii) an increase in mobile revenue driven by an increase in subscribers

•	CEE (Poland and Slovakia): Rebased revenue grew 3.2% YoY in Q3, primarily due to an increase in residential cable subscription revenue driven by new build areas and growth in B2B

•	Central and Corporate: Rebased revenue decreased 18.7% YoY in Q3, primarily due to lower CPE sales to the VodafoneZiggo JV
Earnings (loss) from Continuing Operations

•
Earnings (loss) from continuing operations was ($973.6 million) and $587.2 million for the three months ended September 30, 2020 and 2019, respectively, and ($459.7 million) and ($59.3 million) for the nine months ended September 30, 2020 and 2019, respectively

•
The changes in our earnings (loss) from continuing operations are primarily due to the net effect of (i) changes in foreign currency transaction gains (losses), net, (ii) decreases in depreciation and amortization, (iii) changes in realized and unrealized gains (losses) on derivative instruments, net,

(iv) changes in realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net, and (v) decreases in Adjusted EBITDA, as further described below
Adjusted EBITDA Highlights
The following table presents (i) Adjusted EBITDA(*) of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Adjusted EBITDA	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$665.0	$657.8	1.1	(3.4)	$1,975.3	$2,037.5	(3.1)	(2.8)
Belgium	367.4	358.6	2.5	(2.2)	1,053.1	1,047.0	0.6	0.7
Switzerland	154.4	160.2	(3.6)	(9.9)	439.4	476.3	(7.7)	(11.9)
CEE	54.0	54.6	(1.1)	(4.0)	161.0	162.4	(0.9)	1.6
Central and Corporate	(31.6)	(19.2)	(64.6)	(79.3)	(80.8)	(138.6)	41.7	(15.4)
Intersegment eliminations	—	(0.3)	N.M.	N.M.	—	1.1	N.M.	N.M.
Total	$1,209.2	$1,211.7	(0.2)	(5.0)	$3,548.0	$3,585.7	(1.1)	(3.1)
______________________________
N.M. - Not Meaningful
(*) Consolidated Adjusted EBITDA is a non-GAAP measure, which we believe is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends from a consolidated view. Investors should view consolidated Adjusted EBITDA as a supplement to, and not a substitute for, earnings or loss from continuing operations and other U.S. GAAP measures of performance. For additional information on our Adjusted EBITDA measure, including a reconciliation to earnings (loss) from continuing operations, see the Glossary.

•	Reported Adjusted EBITDA for the three and nine months ended September 30, 2020 decreased 0.2% and 1.1% YoY, respectively

•	Rebased Adjusted EBITDA declined 5.0% and 3.1% for the three and nine months ended September 30, 2020, respectively, including:

◦	The aforementioned impacts of certain revenue items, as discussed in the "Revenue Highlights" section above

◦	The following current year impacts:

▪
Lower costs of $17.2 million and $46.1 million in U.K./Ireland related to aggregate credits or rebates received during the second and third quarters of 2020 in connection with the loss of exclusive programming content due to the COVID-19 pandemic, which generally offset the adverse revenue impacts in U.K./Ireland resulting from the COVID-19 pandemic

▪
Unfavorable network tax increases of $2.2 million and $16.6 million for Q3 and YTD, respectively, following an increase in the rateable value of our U.K. networks, which is being phased in over a six-year period ending in 2022

▪	Unfavorable higher costs in U.K./Ireland associated with a $15.9 million charge recorded in Q3 in connection with the reassessment of certain items related to prior years

▪
Lower call center costs in U.K./Ireland primarily due to lockdowns during the second and third quarters of 2020 associated with the COVID-19 pandemic, which prevented certain outsourced contract services from being performed

◦	The following 2019 impacts:

▪	For the YTD period, lower severance costs in U.K./Ireland of $6.3 million associated with revisions to our operating model and a decrease in FTEs

▪
For the YTD period, a favorable decrease in personnel costs in Central and Corporate related to a $5.0 million cash bonus in Q2 2019 associated with the renewal of an existing executive employment contract on similar terms

Q3 2020 Rebased Adjusted EBITDA - Segment Highlights

•
U.K./Ireland: Rebased Adjusted EBITDA declined 3.4% YoY in Q3 due to the impact from the following nonrecurring items: (i) higher costs related to the aforementioned charges resulting from the reassessment of certain prior-year items and (ii) pre-merger integration costs. Excluding these items, Adjusted EBITDA was relatively flat

•
Belgium: Rebased Adjusted EBITDA decreased 2.2% YoY in Q3, primarily due to the aforementioned revenue decline, which was partially offset by (i) lower interconnect and roaming expenses and (ii) lower costs related to outsourced labor and professional services, including staff-related expenses and other indirect costs

•	Switzerland: Rebased Adjusted EBITDA declined 9.9% YoY in Q3, mainly due to the aforementioned loss of residential cable subscription revenue, partially offset by lower programming costs

•	CEE (Poland and Slovakia): Rebased Adjusted EBITDA decreased 4.0% YoY in Q3, largely driven by an increase in programming and commercial spend

OFCF Highlights
The following table presents (i) OFCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
OFCF	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

U.K./Ireland	$304.7	$296.0	2.9	(1.4)	$945.6	$909.0	4.0	4.4
Belgium	244.2	242.1	0.9	(3.6)	678.0	655.4	3.4	3.5
Switzerland	96.4	88.9	8.4	1.4	257.6	269.1	(4.3)	(8.7)
CEE	24.5	29.8	(17.8)	(20.2)	91.7	96.2	(4.7)	(1.7)
Central and Corporate	(118.3)	(103.6)	(14.2)	(13.7)	(325.0)	(385.2)	15.6	(3.4)
Intersegment eliminations	—	(0.3)	N.M.	N.M.	—	1.1	N.M.	N.M.
Total	$551.5	$552.9	(0.3)	(5.3)	$1,647.9	$1,545.6	6.6	1.9
______________________________
N.M. - Not Meaningful
Net Earnings (Loss) Attributable to Liberty Global Shareholders

•
Net earnings (loss) attributable to Liberty Global shareholders was ($1,023.1 million) and $12,847.9 million for the three months ended September 30, 2020 and 2019, respectively, and ($597.5 million) and $12,907.9 million for the nine months ended September 30, 2020 and 2019, respectively

Leverage and Liquidity

•	Total principal amount of debt and finance leases: $27.6 billion for the Full Company

•	Leverage ratios[9]: At September 30, 2020, our adjusted gross and net leverage ratios were 5.4x and 4.0x, respectively, on a Full Company basis

•	Average debt tenor[5]: Over 7 years, with ~78% not due until 2026 or thereafter on a Full Company basis

•	Borrowing costs: Blended, fully-swapped cost of debt was 4.1% for the Full Company

•
Liquidity[4]: $9.3 billion on a Full Company basis, including (i) $3.8 billion of cash at September 30, 2020, (ii) $3.0 billion of investments held under SMAs and (iii) $2.5 billion of aggregate unused borrowing capacity[8] under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the announced transactions in the U.K. and Switzerland, including related regulatory matters and anticipated timing of completion, as well as anticipated benefits thereof including FMC convergence; expectations with respect to the continued success of our convergence strategy; expectations regarding our financial performance, including Rebased Adjusted EBITDA, Rebased OFCF and Adjusted FCF; expectations with respect to our share repurchase plan; the strength of our balance sheet, tenor of our third-party debt and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Forms 10-Q and Form 10-K/A. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
As announced today, our Board of Directors has authorized a new $1 billion share repurchase program. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain pre-set parameters and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 7 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Lionsgate, the Formula E racing series and several regional sports networks. For more information, please visit www.libertyglobal.com or contact:
Investor Relations            Corporate Communications
Max Adkins +44 78 1795 9705        Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238        Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue, Adjusted EBITDA and OFCF for the three and nine months ended September 30, 2019 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2019 in our rebased amounts for the three and nine months ended September 30, 2019 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and nine months ended September 30, 2020, (ii) exclude the revenue, Adjusted EBITDA and P&E additions in our rebased amounts for the three and nine months ended September 30, 2019 for entities disposed of during 2020, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three and nine months ended September 30, 2020 and (iv) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2020. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and OFCF that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates:

	Three months ended September 30, 2019			Nine months ended September 30, 2019
	Revenue	Adjusted EBITDA	OFCF	Revenue	Adjusted EBITDA	OFCF
	in millions

Acquisitions	$—	$—	$—	$55.2	$0.9	$0.9
Dispositions(i)	5.9	(1.8)	(1.5)	78.4	65.5	66.6
Foreign Currency	147.2	63.3	30.8	30.8	8.3	3.4
Total increase	$153.1	$61.5	$29.3	$164.4	$74.7	$70.9
______________________

(i)
Relates primarily to rebase adjustments for agreements to provide transitional and other services to the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2020 and 2019 periods for those services that are deemed to be temporary in nature.

Liquidity
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at September 30, 2020, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at September 30, 2020:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents(ii)	SMAs (iii)	Capacity (iv)	Liquidity
	in millions
Liberty Global and unrestricted subsidiaries	$3,375.7	$2,988.5	$—	$6,364.2
Virgin Media(v)	280.5	—	1,291.1	1,571.6
UPC Holding	22.3	—	586.1	608.4
Telenet	98.7	—	650.6	749.3
Total	$3,777.2	$2,988.5	$2,527.8	$9,293.5
______________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Excludes certain amounts held in restricted cash associated with the financing transactions completed by the U.K. JV Entities during the third quarter of 2020.

(iii)	Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.

(iv)
Our aggregate unused borrowing capacity of $2.5 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Unused borrowing capacity excludes certain amounts under undrawn facilities entered into by the UPC Holding borrowing group as well as certain undrawn facilities entered into by the U.K. JV Entities as these facilities are deal contingent and cannot be used prior to the closing of the Sunrise Acquisition and the formation of the U.K. JV.

(v)
Cash and cash equivalents of Virgin Media includes (i) certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc., and (ii) the cash and cash equivalents of the U.K. JV Entities, (with the exception of those amounts held in restricted cash, as described above) as such cash and cash equivalents will be retained by Liberty Global upon the formation of the U.K. JV and is therefore not classified as held for sale at September 30, 2020. Unused borrowing capacity of Virgin Media represents unused capacity under a multi-currency revolving credit facility of the U.K. JV Entities. The outstanding third-party debt of the U.K. JV Entities is classified as held for sale on our September 30, 2020 condensed consolidated balance sheet.

Summary of Debt & Finance Lease Obligations
The following table(i) details the September 30, 2020 U.S. dollar equivalent balances of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions
Virgin Media(iii)	$15,460.5	$63.4	$15,523.9	$(501.6)	$15,022.3
UPC Holding	4,350.0	21.7	4,371.7	30.3	4,402.0
Telenet	5,784.7	466.8	6,251.5	132.7	6,384.2
Other(iv)	1,374.6	44.2	1,418.8	—	1,418.8
Total	$26,969.8	$596.1	$27,565.9	$(338.6)	$27,227.3
______________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)
Debt amounts (i) for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding, (ii) exclude notes issued by certain of the U.K. JV Entities outside of the Virgin Media borrowing group as these notes are deal contingent and cannot be used prior to the formation of the U.K. JV and (iii) exclude certain amounts under undrawn facilities entered into by the UPC Holding borrowing group as well as certain undrawn facilities entered into by the U.K. JV Entities as these facilities are deal contingent and cannot be used prior to the closing of the Sunrise Acquisition and the formation of the U.K. JV.

(iii)
Virgin Media represents the debt and finance lease obligations of the U.K. JV Entities that are within the Virgin Media borrowing group, which are classified as held for sale on our September 30, 2020 condensed consolidated balance sheet.

(iv)	Debt amount includes a loan backed by the shares we hold in ITV Plc of $949.1 million.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts

Customer premises equipment	$142.9	$132.3	$399.8	$518.6
New build & upgrade	138.5	148.9	432.3	453.5
Capacity	71.1	77.8	194.3	227.6
Baseline	162.8	155.9	427.8	439.1
Product & enablers	142.4	143.9	445.9	401.3
Total P&E additions	657.7	658.8	1,900.1	2,040.1
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(330.7)	(376.9)	(1,033.6)	(1,303.2)
Assets acquired under capital leases	(14.0)	(14.6)	(31.2)	(47.2)
Changes in current liabilities related to capital expenditures	(2.1)	(0.1)	125.2	210.4
Total capital expenditures, net(ii)	$310.9	$267.2	$960.5	$900.1

Capital expenditures, net:
Third-party payments	$312.1	$284.8	$963.0	$976.0
Proceeds received for transfers to related parties(iii)	(1.2)	(17.6)	(2.5)	(75.9)
Total capital expenditures, net	$310.9	$267.2	$960.5	$900.1

P&E additions as % of revenue	22.3%	23.2%	22.2%	23.8%
______________________________

(i)
Amounts exclude related VAT of $53.8 million and $65.4 million for the three months ended September 30, 2020 and 2019, respectively, and $172.5 million and $214.1 million for the nine months ended September 30, 2020 and 2019, respectively, that were also financed under these arrangements.

(ii)
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to the VodafoneZiggo JV and, for the 2019 periods, our Discontinued Operations.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Cable Customer Relationship
	Three months ended September 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %

Liberty Global	$60.37	$57.94	4.2%	(0.9%)
U.K. & Ireland (Virgin Media)	£50.89	£51.41	(1.0%)	(1.0%)
Belgium (Telenet)	€58.18	€57.84	0.6%	0.6%
UPC	€36.23	€37.06	(2.2%)	(2.9%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		Decrease
	2020	2019	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$17.04	$16.47	3.5%	(6.5%)
Excluding interconnect revenue	$14.26	$14.23	0.2%	(3.9%)

	Consolidated Operating Data — September 30, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

U.K.	15,191,700	5,583,600	5,365,400	—	3,525,500	3,525,500	4,489,800	13,380,700	3,349,600
Belgium	3,363,600	2,049,100	1,686,500	131,400	1,691,100	1,822,500	1,184,600	4,693,600	2,821,700
Switzerland(v)	2,399,100	989,200	645,400	375,700	588,800	964,500	499,600	2,109,500	235,600
Ireland	944,000	436,600	382,900	—	303,900	303,900	310,000	996,800	115,200
Poland	3,606,000	1,503,500	1,263,400	234,400	1,071,400	1,305,800	652,500	3,221,700	28,300
Slovakia	623,000	191,100	142,900	30,500	140,100	170,600	88,200	401,700	—
Total	26,127,400	10,753,100	9,486,500	772,000	7,320,800	8,092,800	7,224,700	24,804,000	6,550,400

	Subscriber Variance Table — September 30, 2020 vs. June 30, 2020
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	119,100	37,600	47,000	—	(63,800)	(63,800)	(64,000)	(80,800)	81,500
Belgium	8,400	(3,100)	10,000	(8,500)	(4,600)	(13,100)	(10,800)	(13,900)	25,900
Switzerland(v)	8,800	(6,300)	(900)	(6,300)	100	(6,200)	(400)	(7,500)	12,400
Ireland	2,900	(300)	600	—	7,700	7,700	(9,800)	(1,500)	11,400
Poland	22,600	9,200	13,200	17,200	1,300	18,500	(8,200)	23,500	6,100
Slovakia	1,600	(600)	600	500	(900)	(400)	200	400	—
Total organic change	163,400	36,500	70,500	2,900	(60,200)	(57,300)	(93,000)	(79,800)	137,300

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 66,200 subscribers who have requested and received this service

(ii)	We have approximately 29,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 198,200 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2020, our mobile subscriber count included 405,100 and 208,700 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2020, Switzerland’s partner networks accounted for 117,500 Fixed-Line Customer Relationships, 297,700 RGUs, which include 108,900 Internet Subscribers, 103,900 Video Subscribers and 84,900 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 662,000 homes passed by Switzerland’s partner networks at September 30, 2020.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1
On August 12, 2020, we entered into a transaction agreement with Sunrise Communications Group AG (Sunrise), to launch a tender offer to acquire all of the outstanding shares of Sunrise (the Sunrise Acquisition).

2
On May 7, 2020, we entered into an agreement with, among others, Telefonica SA (Telefonica). Pursuant to which, Liberty Global and Telefonica agreed to form a 50:50 joint venture (the U.K. JV), which will combine Virgin Media’s operations in the U.K. along with certain other Liberty Global subsidiaries created as a result of the pending U.K. JV (together, the U.K. JV Entities) with Telefonica’s mobile business in the U.K. to create a nationwide integrated communications provider.

3
The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.

4
Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities for the Full Company, without regard to covenant compliance calculations or other conditions precedent to borrowing.

5	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

6
The term "Full Company" includes certain amounts related to the U.K. JV Entities, which are presented as held for sale on our September 30, 2020 condensed consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included the debt and finance lease obligations of the U.K. JV Entities in our Full Company metrics.

7
During the fourth quarter of 2019, we changed the presentation of our consolidated reportable segments with respect to certain operating costs related to our centrally-managed technology and innovation function. For additional information and detail of the impact to our consolidated reportable segments, see the Appendix.

8
Our aggregate unused borrowing capacity of $2.5 billion for the Full Company represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant September 30, 2020 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available, with the exception of the VM Credit Facilities, which will have borrowing capacity limited to £571.5 million ($737.9 million), with no additional restriction to loan or distribute. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2020.

9
Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on a Full Company basis that includes the debt and Adjusted EBITDA of the U.K. JV Entities that are classified as held for sale on our September 30, 2020 condensed consolidated balance sheet. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loan backed by the shares we hold in ITV plc. For additional information on our investments, see note 5 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our debt and net debt to LTM Adjusted EBITDA ratios as of and for the twelve months ended September 30, 2020 (in millions, except ratios):

Reconciliation of LTM loss from continuing operations to LTM Adjusted EBITDA:
LTM loss from continuing operations	$(1,800.7)
Income tax expense	30.1
Other income, net	(106.3)
Share of results of affiliates, net	124.6
Losses on debt extinguishment, net	339.8
Realized and unrealized losses due to changes in fair values of certain investments and debt, net	227.8
Foreign currency transaction losses, net	1,102.6
Realized and unrealized losses on derivative instruments, net	644.4
Interest expense	1,189.7
Operating income	1,752.0
Impairment, restructuring and other operating items, net	63.3
Depreciation and amortization	2,685.6
Share-based compensation expense	320.9
LTM Adjusted EBITDA	$4,821.8

Debt to LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$27,565.9
Principal related projected derivative cash payments	(338.6)
ITV Collar Loan	(949.1)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$26,278.2

LTM Adjusted EBITDA	$4,821.8
Debt to LTM Adjusted EBITDA ratio	5.4

Net Debt to LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$26,278.2
Cash and cash equivalents and investments held under separately managed accounts	(6,765.8)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$19,512.4

LTM Adjusted EBITDA	$4,821.8
Net debt to LTM Adjusted EBITDA ratio	4.0

Glossary

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

A reconciliation of earnings (loss) from continuing operations to Adjusted EBITDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions

Earnings (loss) from continuing operations	$(973.6)	$587.2	$(459.7)	$(59.3)
Income tax benefit	(161.2)	(70.8)	(239.1)	(16.2)
Other income, net	(5.3)	(36.3)	(67.2)	(75.3)
Share of results of affiliates, net	27.1	32.8	99.1	173.0
Losses on debt extinguishment, net	0.3	48.5	220.4	97.3
Realized and unrealized losses (gains) due to changes in fair values of certain investments and debt, net	21.5	(56.4)	399.0	90.5
Foreign currency transaction losses (gains), net	755.7	(54.2)	842.0	(165.8)
Realized and unrealized losses (gains) on derivative instruments, net	717.8	(582.1)	(199.8)	(652.2)
Interest expense	279.8	340.1	874.8	1,071.0
Operating income	662.1	208.8	1,469.5	463.0
Impairment, restructuring and other operating items, net	(15.8)	36.0	47.4	140.1
Depreciation and amortization	458.5	892.9	1,787.7	2,754.3
Share-based compensation expense	104.4	74.0	243.4	228.3
Adjusted EBITDA	$1,209.2	$1,211.7	$3,548.0	$3,585.7

Adjusted Free Cash Flow (FCF): Net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our Discontinued Operations, as applicable. We believe that our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding our Adjusted Free Cash Flow that excludes the Discontinued Operations, we also present Adjusted Free Cash Flow on a pro forma basis for the three and nine months ended September 30, 2019 as if the sale of the Discontinued Operations had been completed on January 1, 2019.

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions

Continuing operations:
Net cash provided by operating activities	$1,100.4	$591.7	$2,692.3	$2,220.2
Cash payments for direct acquisition and disposition costs	5.5	5.5	15.9	23.5
Expenses financed by an intermediary(i)	731.1	553.1	2,005.6	1,639.2
Capital expenditures, net	(310.9)	(267.2)	(960.5)	(900.1)
Principal payments on amounts financed by vendors and intermediaries	(1,108.7)	(928.8)	(3,162.7)	(3,069.2)
Principal payments on certain finance leases	(14.4)	(25.2)	(48.9)	(57.0)
Adjusted FCF	$403.0	(70.9)	$541.7	(143.4)

Pro forma adjustments related to the sale of the Discontinued Operations:
Interest and derivative payments(ii)		21.0		49.6
Transitional services agreements(iii)		12.2		89.2
Pro forma Adjusted FCF(iv)		$(37.7)		$(4.6)
_______________

(i)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(ii)
Represents the estimated interest and related derivative payments made by UPC Holding associated with our discontinued UPC Holding operations in Hungary, Romania and the Czech Republic during the applicable periods. These estimated payments are calculated based on Hungary, Romania and the Czech Republic’s pro rata share of UPC Holding's Adjusted EBITDA and UPC Holding's aggregate interest and derivative payments during the applicable period. Although we believe this adjustment to interest and related derivative payments results in a reasonable estimate of the annual ongoing interest and related derivative payments that will occur in relation to the continuing UPC Holding operations, no assurance can be given that the actual interest and derivative payments will be equivalent to the amounts presented. No pro forma adjustments were required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments were direct obligations of the entities being disposed. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iii)
Represents our preliminary estimate of the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations had occurred on January 1, 2019. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transitional services agreements during the first 12 months following the completion of the sale of the Discontinued Operations, less the estimated incremental costs that we expect to incur to provide such transitional services. As a result, the pro forma adjustments during the three and nine months ended September 30, 2019 include $12.2 million and $88.2 million related to our discontinued operations in Germany, Hungary, Romania and the Czech Republic, respectively, and nil and $1.0 million related to our discontinued DTH business, respectively.

(iv)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued Operations had been completed on January 1, 2019. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

A reconciliation of Adjusted EBITDA to OFCF for our continuing operations is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions
Adjusted EBITDA	$1,209.2	$1,211.7	$3,548.0	$3,585.7
Property and equipment additions	(657.7)	(658.8)	(1,900.1)	(2,040.1)
OFCF	$551.5	$552.9	$1,647.9	$1,545.6

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDA, P&E and OFCF information

The following table presents (i) Adjusted EBITDA, (ii) property and equipment additions, (iii) OFCF and (iv) percentage change from period to period for Adjusted EBITDA and OFCF on both a reported and rebased basis for each of our consolidated reportable segments:

	Three months ended September 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA(i):
U.K./Ireland	$665.0	$657.8	1.1	(3.4)
Belgium	367.4	358.6	2.5	(2.2)
Switzerland	154.4	160.2	(3.6)	(9.9)
CEE	54.0	54.6	(1.1)	(4.0)
Central and Corporate	(31.6)	(19.2)	(64.6)	(79.3)
Intersegment eliminations	—	(0.3)	N.M.	N.M.
Total Adjusted EBITDA	$1,209.2	$1,211.7	(0.2)	(5.0)

Property and equipment additions(ii):
U.K./Ireland	$360.3	$361.8
Belgium	123.2	116.5
Switzerland	58.0	71.3
CEE	29.5	24.8
Central and Corporate	86.7	84.4
Total property and equipment additions	$657.7	$658.8

OFCF(i) (ii):
U.K./Ireland	$304.7	$296.0	2.9	(1.4)
Belgium	244.2	242.1	0.9	(3.6)
Switzerland	96.4	88.9	8.4	1.4
CEE	24.5	29.8	(17.8)	(20.2)
Central and Corporate	(118.3)	(103.6)	(14.2)	(13.7)
Intersegment eliminations	—	(0.3)	N.M.	N.M.
Total OFCF	$551.5	$552.9	(0.3)	(5.3)

	Nine months ended September 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA(i):
U.K./Ireland	$1,975.3	$2,037.5	(3.1)	(2.8)
Belgium	1,053.1	1,047.0	0.6	0.7
Switzerland	439.4	476.3	(7.7)	(11.9)
CEE	161.0	162.4	(0.9)	1.6
Central and Corporate	(80.8)	(138.6)	41.7	(15.4)
Intersegment eliminations	—	1.1	N.M.	N.M.
Adjusted EBITDA	$3,548.0	$3,585.7	(1.1)	(3.1)

Property and equipment additions(ii):
U.K./Ireland	$1,029.7	$1,128.5
Belgium	375.1	391.6
Switzerland	181.8	207.2
CEE	69.3	66.2
Central and Corporate	244.2	246.6
Total property and equipment additions	$1,900.1	$2,040.1

OFCF(i) (ii):
U.K./Ireland	$945.6	$909.0	4.0	4.4
Belgium	678.0	655.4	3.4	3.5
Switzerland	257.6	269.1	(4.3)	(8.7)
CEE	91.7	96.2	(4.7)	(1.7)
Central and Corporate	(325.0)	(385.2)	15.6	(3.4)
Intersegment eliminations	—	1.1	N.M.	N.M.
Total OFCF	$1,647.9	$1,545.6	6.6	1.9
_______________

(i)	Includes the Centrally-held Operating Cost Allocations, as defined and described below.

(ii)	Excludes the Centrally-held P&E Attributions, as defined and described below.

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, we changed the presentation of certain operating costs related to our centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, which we refer to as the “Centrally-held Operating Cost Allocations”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Adjusted EBITDA of our operating segments. Segment information for the three and nine months ended September 30, 2019 has been revised in our reported U.S. GAAP disclosures to reflect this change. The following table provides a summary of the impact on the Adjusted EBITDA of our consolidated reportable segments and Central and Corporate that resulted from the Centrally-held Operating Cost Allocations.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	in millions
Increase (decrease) to Adjusted EBITDA:
U.K./Ireland	$(13.3)	$(16.2)	$(37.7)	$(48.0)
Switzerland	(5.2)	(7.8)	(14.8)	(24.5)
CEE	(2.6)	(3.6)	(7.8)	(10.9)
Central and Corporate	21.1	27.6	60.3	83.4
Total Liberty Global	$—	$—	$—	$—

Centrally-held Property & Equipment Attributions
Property and equipment additions presented for Central and Corporate include certain capital costs incurred for the benefit of our operating segments. Generally, for purposes of the consolidated financial statements of our borrowing groups, the expense associated with these capital costs is allocated and/or charged to our operating segments as related-party fees and allocations in their respective statements of operations over the period in which the operating segment benefits from the use of the Central and Corporate asset. Related-party fees and allocations are excluded from the reported Adjusted EBITDA metric of these borrowing groups. These amounts are based on (i) our estimate of its share of underlying costs, (ii) our estimate of its share of the underlying costs plus a mark-up or (iii) commercially-negotiated rates. These charges and allocations differ from the attributed OFCF approach, as further described below.

For internal management reporting and capital allocation purposes, we evaluate the OFCF of our operating segments on an "attributed" basis, whereby we estimate and attribute certain capital costs incurred by Central and Corporate to our operating segments as if that operating segment directly incurred its estimated share of the capital costs in the same period the costs were incurred by Central and Corporate. These capital costs represent assets that are jointly used by our operating segments. In the context of evaluating our operating segments, we believe this non-GAAP approach, which we refer to as the "Centrally-held Property and Equipment Attributions", is a meaningful measure as it represents a transparent view of what the estimated capital spend for our operating segments might be if they were to operate as a stand-alone business (excluding, among other considerations, any impact from lost economies of scale) and allows us to more accurately (i) review capital trends by operating segment, (ii) perform benchmarking between operating segments and (iii) drive alignment and accountability between Central and Corporate and our operating segments with respect to our consolidated capital spend. The amounts attributed to each operating segment are estimated based on (a) actual costs incurred by Central and Corporate, without any mark-up, and (b) each respective operating segment's estimated use of the associated assets.

The below table summarizes the Centrally-held Property and Equipment Attributions, consistent with our internal management reporting approach. This presentation is for illustrative purposes only and is intended as a supplement to, and not a substitute for, our U.S. GAAP presentation of the property and equipment additions of our reportable segments.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	in millions
Increase (decrease) to property and equipment additions:
U.K./Ireland	$34.1	$39.3	$100.9	$95.8
Belgium	3.4	2.0	9.6	6.2
Switzerland	12.4	14.8	33.6	35.6
CEE	6.4	7.6	18.2	18.8
Central and Corporate	(56.3)	(63.7)	(162.3)	(156.4)
Total Liberty Global	$—	$—	$—	$—